Management Consulting Agreement

This MANAGEMENT CONSULTING AGREEMENT (the “Agreement”) dated _________ [*], 2016 (the “Effective Date”), is by and between MGT Capital Investments, Inc., a company incorporated under the laws of Delaware (the “Company”), and Future Tense Secure Systems Inc. (the “Consultant”) with reference to the following facts:

WHEREAS, Consultant provides consultation and advisory services relating to business management and product development to companies in the Internet security and privacy industry, and

WHEREAS, the Company desires to be assured of the services of the Consultant in order to avail itself to the Consultant’s experience, skills, knowledge and abilities. The Company is therefore willing to engage the Consultant and the Consultant agrees to be engaged upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Consulting Services: As of the Effective Date, the Company hereby engages and Consultant hereby accepts the engagement to become a consultant to the Company and to render such advice, consultation, information and services to the Company including (a) assistance with executive management, (b) assistance with business and product development and with potential acquisitions or related transactions, and (c) such other managerial assistance as the Company shall deem necessary or appropriate for its business.

2. Payment: In consideration for the services to be rendered under this agreement, the Company hereby agrees to compensate Consultant as follows:

a. Base Compensation. The Company shall pay the Consultant base compensation (the “Base Compensation”) at the annual rate of $250,000 (U.S.) payable in equal installments to be made no less often than monthly. The Consultant’s Base Compensation may be increased by the Board of Directors (the “Board”). Once increased, such increased amount shall constitute the Consultant’s Base Compensation.

b. Discretionary Bonus. The Consultant shall be eligible to earn a cash and/or equity bonus as the Board may determine, from time to time, based on meeting performance objectives and bonus criteria to be mutually identified by the Consultant and the Board. Such objectives and criteria may be based on a favorable sale or merger of the Company, in additional to operating metrics.

c. Value Bonuses. If, during the first twelve (12) months of the initial Term of this Agreement, the volume weighted average price (“VWAP”) of the Company’s common stock is equal to or greater than $1.00 for each of ten (10) consecutive trading days on the NYSE MKT exchange, then Consultant shall be entitled to receive a cash bonus in the amount of $250,000 to paid within thirty (30) days of such triggering event. If, during the first twelve (12) months of the initial Term of this Agreement, the VWAP of the Company’s common stock is equal to or greater than $2.00 for each of ten (10) consecutive trading days on the NYSE MKT exchange, then Consultant shall be entitled to receive an additional cash bonus in the amount of $350,000 to paid within thirty (30) days of such triggering event.

3. Expenses: The Company shall reimburse Consultant for all pre-approved travel and other expenses incurred. Consultant shall provide receipts and vouchers to the Company for all expenses for which reimbursement is claimed.

4. Independent Contractor: Consultant shall be an independent contractor and no personnel utilized by Consultant in providing services hereunder shall be deemed an employee of the Company except as otherwise set forth in any written employment agreement. Consultant shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of the Company, whether pursuant to any social security, unemployment insurance, worker’s compensation law or other federal, state or local law now in force and effect hereafter enacted.

5. Term: The term of this Agreement shall commence on the Effective Date and shall continue for twenty-four (24) months, unless earlier terminated in accordance with the terms hereof. The term of this Agreement shall be automatically renewed for successive one (1) year periods until the Consultant or the Company delivers to the other party a written notice of their intent not to renew the term, such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective term. Each of the initial 24-month period and each successive one (1) year period shall be known as a “Term.”

6. Confidential Information: Consultant recognizes and acknowledges that by reason of Consultant’s service to the Company before, during and, if applicable, after the Term, Consultant will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” and plans, financing services, funding programs, costs, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company and Consultant covenants that it will not, unless expressly authorized in writing by the Company, at any time during the course of Consultant’s service, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Consultant also covenants that at any time after the termination of such service, directly or indirectly, it will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Consultant or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Consultant to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Consultant’s possession during the course of Consultant’s service shall remain the property of the Company. Except as required in the performance of Consultant’s duties for the Company, or unless expressly authorized in writing by the Company, Consultant shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Consultant’s service, the Consultant agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Consultant’s possession. As a condition of Consultant’s continued engagement by the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Consultant’s execution of a Confidentiality Agreement and a form reasonably acceptable to the Company.

7. Non-Competition; Non-Solicitation.

a. Non-Compete. The Consultant hereby covenants and agrees that during the term of this Agreement and for a period of two years following the end of the Term, the Consultant will not, without the prior written consent of the Company, directly or indirectly, on its own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, Consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 7(a), (i) “Competing Business” means any company engaged in acquiring and or monetizing the “Assets” as defined in the Asset Purchase Agreement (the “Asset Purchase Agreement”) dated of the even date by and among the Company, MGT Cybersecurity. Inc., D-Vasive Inc. and shareholders of D-Vasive Inc. ; and (ii) “Covered Area” means all geographical areas of the United States and foreign jurisdictions where the Company may operate. Notwithstanding the foregoing, the Consultant may own shares of companies so long as such securities do not constitute more than ten percent (10%) of the outstanding securities of any such company.

b. Non-Solicitation. The Consultant further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Consultant will not divert any business of the Company and or any affiliate of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

c. Remedies. The Consultant acknowledges and agrees that its obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Consultant expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Consultant of its covenants and agreements set forth herein. Accordingly, the Consultant agrees and acknowledges that any such violation or threatened violation of this Section 7 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 7 or the continuation of any such breach by the Consultant without the necessity of proving actual damages.

8. Termination. This Agreement shall terminate prior to the expiration of any Term (i) upon termination of the Executive Employment Agreement between the Company and John McAfee (the “McAfee Agreement”) in accordance with the provisions thereof or (ii) with or without cause without any penalty in the event the transaction contemplated in the Asset Purchase Agreement does not close within 120 days of the date of this Agreement.

a. Termination of McAfee Agreement without Cause or for Good Reason. If the McAfee Agreement is terminated by the Company other than for Cause (as defined therein) or as a result of John McAfee’s death or Permanent Disability (as defined therein), or if the McAfee Agreement is terminated by Mr. McAfee for Good Reason (as defined therein) prior to its expiration date, Consultant shall receive or commence receiving as soon as practicable in accordance with the terms of this Agreement:

(i) a severance payment (the “Severance Payment”), which amount shall be paid in a cash lump sum within ten (10) days of the date of termination, in an amount equal to the higher of the aggregate amount of the Consultant’s Base Compensation for the then remaining term of this Agreement or twelve times the average monthly Base Compensation paid or accrued during the three full calendar months immediately preceding such termination;

(ii) expense reimbursement which shall be paid in a lump sum payment within ten (10) days of the date of termination, in an amount equal Consultant’s reimbursed expenses set forth in Section 3 hereof; and

(iii) payment in respect of compensation earned but not yet paid (the “Compensation Payment”) which amount shall be paid in a cash lump sum within ten (10) days of the date of termination.

The following provisions shall apply in the event compensation provided in Section 8(a) becomes payable to the Consultant:

(i) if the severance compensation provided for in Section 8(a)(ii) above cannot be finally determined on or before the tenth day following such termination, the Company shall pay to the Consultant on such day an estimate, as determined in good faith by the Company of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Consultant payable on the fifth day after demand by the Company (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code).

(ii) If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay the Consultant on or before the tenth day following the Date of Termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Consultant, after deduction of any Excise Tax on Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any payments or benefits received or to be received by the Consultant in connection with a Change in Control of the Company or the Consultant’s termination, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated or which, as a result of the completion of transaction causing such a Change in Control, will become affiliated with the Company within the meaning of Section 1504 of Code (the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Consultant, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G of the Code. For purposes of determining the amount of the Gross-Up Payment, the Consultant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Consultant’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Consultant’s service, the Consultant shall repay to the Company at the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Consultant remains whole on an after-tax basis following such repayment (taking into account any reduction in income or excise taxes to the Consultant from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Consultant’s service (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

(iii) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) or an exemption or exclusion therefrom. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that Consultant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Consultant’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Consultant’s remaining lifetime or if longer, through the 20th anniversary of the Effective Date. To the extent Consultant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid, distributed or settled on the first business day after such six-month period; provided, however, that if Consultant dies following the Date of Termination and prior to the payment, distribution, settlement or provision of the any payments, distributions or benefits delayed on account of Section 409A of the Code, such payments, distributions or benefits shall be paid or provided to the personal representative of Consultant’s estate within 30 days after the date of Consultant’s death.

b. Termination of McAfee Agreement as a Result of Permanent Disability. If the McAfee Agreement is terminated by reason of Permanent Disability as defined therein, the Consultant shall receive or commence receiving, as soon as practicable, the Compensation Payment which shall be paid to Consultant as a cash lump sum within 30 days of such termination.

c. Termination of McAfee Agreement as a Result of Death. In the event that the McAfee Agreement terminates as a result of death, the Consultant shall receive or commence receiving, as soon as practicable in accordance with the terms of this Agreement:

(i) compensation equal to one year’s Base Compensation (calculate by multiplying the average monthly Base Compensation paid or accrued for the three full calendar months immediately such event), which shall be paid within 30 days of such termination; and

(ii) the Compensation Payment which shall be paid as a cash lump sum within 30 days of such termination.

d. Termination of McAfee Agreement by the Company for Cause or by McAfee other than for Good Reason. In the event that the McAfee Agreement is terminated by Company for Cause, as defined therein, or by Mr. McAfee other than for Good Reason as defined therein, the Consultant shall be entitled only to receive, as a cash lump sum within 30 days of such termination, the Compensation Payment earned as of the date of such termination.

9. Change In Control. If a Change in Control of the Company, as defined in the McAfee Agreement, occurs during the Term, the Consultant shall be entitled to the compensation provided in Section 8(a) of this Agreement upon the subsequent termination of this Agreement by either the Company, or the Consultant within two years of the date upon which the Change in Control shall have occurred, unless such termination is a result of termination of the McAfee Agreement as a result of (i) death; (ii) Disability; (iii) Retirement; or (iv) Cause.

10. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and representatives of Consultant and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Consultant (except by will or by operation of the laws of intestate succession or by Consultant notifying the Company that cash payment be made to an affiliated investment partnership in which Consultant is a control person) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, if such successor expressly agrees to assume the obligations of Company hereunder.

11. Indemnification. Consultant shall be indemnified by the Company against all liability incurred by the Consultant in connection with any proceeding, including, but not necessarily limited to, the amount of any judgment obtained against Consultant, the amount of any settlement entered into by the Consultant and any claimant with the approval of the Company, attorneys’ fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature (“Claim”), to which it is made a party or is otherwise subject to, by reason of its being or having been an agent of, or consultant to, the Company, to the full extent permitted by applicable law and the Certificate of Incorporation of the Company. Such right of indemnification will not be deemed exclusive of any other rights to which Consultant may be entitled under Company’s Certificate of Incorporation or By-laws, as in effect from time to time, any agreement or otherwise.

12. General Provisions.

a. Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of its elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

b. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

MGT Capital Investments, Inc.

500 Mamaroneck Avenue, Suite 320

Harrison, NY 10528

If to Consultant, to:

Future Tense Secure Systems, Inc.

216 S. 8th St.

Opelika, AL 36801

Attn: Tom Guscinski, President

Or to such other names or addresses as the Company or Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

c. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

d. Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

e. Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

f. Successors and Assigns. Consultant may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the Consultant, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Consultant’s rights under this Agreement shall inure to the benefit of and be binding upon its successors. The Company’s subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

g. Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

h. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, Company and Consultant have duly executed this Agreement as of the day and year first above written.

CONSULTANT: Future Tense Secure Systems Inc.	MGT CAPITAL INVESTMENTS, INC.

Name: Tom Guscinski	Name: Robert B. Ladd
Title: President	Title: CEO and President